Exhibit 99.1

FOR IMMEDIATE RELEASE

Minerva Neurosciences Receives Refusal to File Letter from FDA for its New Drug Application for Roluperidone for the Treatment of Negative Symptoms in Schizophrenia

BURLINGTON, Mass. – October 17, 2022 – (Globe Newswire) Minerva Neurosciences, Inc. (Nasdaq: NERV), a clinical-stage biopharmaceutical company focused on the development of therapies to treat central nervous system (CNS) disorders, today announced that the company has received a refusal to file letter from the U.S. Food and Drug Administration (FDA) regarding the company’s New Drug Application (NDA) for roluperidone for the treatment of negative symptoms in patients with schizophrenia. The FDA has indicated that the company can request a Type A meeting to discuss the content of the refusal to file letter.

“We are disappointed that the FDA has not accepted our NDA for roluperidone. Our goal remains to provide a new and much needed therapeutic option to help patients and their families, since there are currently no approved therapies to treat negative symptoms of schizophrenia in the United States,” said Remy Luthringer, Executive Chairman and Chief Executive Officer of Minerva. “The company intends to request a Type A meeting and looks forward to continued discussions with the FDA. ”

About Schizophrenia and Negative Symptoms

Schizophrenia is a chronic, severe, and debilitating type of mental illness characterized by distortions in thinking, perception, emotions, language, sense of self and behavior. Schizophrenia affects 20 million people worldwide. (World Health Organization).

Negative symptoms can cause individuals with schizophrenia to withdraw from society, become disinterested or unable to complete tasks or feel pleasure. Negative symptoms are characterized by five constructs: blunted affect, alogia, avolition, anhedonia, and asociality (Marder and Galderisi, 2017).

Negative symptoms are the main cause of the poor functional outcome of patients suffering from schizophrenia (Harvey et al., 2020) and may also be one of the main reasons ultra-high risk adolescents may develop full blown schizophrenia (Gomes and Grace, 2017). There are currently no treatments approved for negative symptoms of schizophrenia in the US.

Minerva believes that research continues to emerge indicating that there is a large subgroup of patients with schizophrenia who have moderate to severe primary negative symptoms and minimal positive symptoms (Galderisi 2021) and have a low risk of worsening of positive symptoms even in the absence of antipsychotic treatments (Harrow 2013; Moilanen 2016; Murray 2016; Wils 2017; Wunderink 2013; Landolt 2016). The unmet medical need for treatments for this subgroup of patients is large.

About Minerva Neurosciences

Minerva Neurosciences, Inc. (Nasdaq: NERV) is a clinical-stage biopharmaceutical company focused on developing product candidates to treat central nervous system (CNS) diseases. Our goal is to transform the lives of patients with improved therapeutic options. Minerva’s portfolio of compounds includes roluperidone (MIN-101), in clinical development for negative symptoms of schizophrenia, and MIN-301 for Parkinson’s disease. For more information, please visit our website.

Forward-Looking Safe Harbor Statement

This press release contains forward-looking statements which are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements are statements that are not historical facts, reflect management’s expectations as of the date of this press release, and involve certain risks and uncertainties. These statements may be identified by words such as “aims,” “anticipates,” “believes,” “could,” “estimates,” “expects,” “forecasts,” “goal,” “intends,” “may,” “plans,” “possible,” “potential,” “seeks,” “will” and variations of these words or similar expressions that are intended to identify forward-looking statements, although not all forward-looking statements contain these words. Forward-looking statements in this press release include, but are not limited to, statements with respect to the clinical development of roluperidone as monotherapy for the treatment of negative symptoms of schizophrenia; the potential benefits of roluperidone as monotherapy for the treatment of negative symptoms of schizophrenia or any other indication; the timing and outcomes of future interactions with U.S. and foreign regulatory bodies, including the FDA; patient prevalence; market opportunities; and management’s ability to successfully achieve its goals. These forward-looking statements are based on our current expectations and may differ materially from actual results due to a variety of factors including, without limitation, whether a Type A meeting will be granted and whether our future interactions with the FDA will have satisfactory outcomes; whether and when, if at all, our NDA for roluperidone will be approved by the FDA; whether the FDA will require additional trials or data which may significantly delay and put at risk our efforts to obtain approval and may not be successful; whether roluperidone will be successfully marketed if approved; management’s ability to successfully achieve its goals; our ability to raise additional capital to fund our operations on terms acceptable to us; and general economic conditions. Other factors that may cause our actual results to differ from those expressed or implied in the forward-looking statements in this press release are identified under the caption “Risk Factors” in our filings with the Securities and Exchange Commission, including our Quarterly Report on Form 10-Q for the quarter ended June 30, 2022, filed with the Securities and Exchange Commission on August 9, 2022. Copies of reports filed with the SEC are posted on our website at www.minervaneurosciences.com. The forward-looking statements in this press release are based on information available to us as of the date hereof, and we expressly disclaim any obligation to update any forward-looking statements, except as required by law.

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Contact:

Investor inquiries:

Frederick Ahlholm

Chief Financial Officer

Minerva Neurosciences, Inc.

Info@minervaneurosciences.com

Media inquiries:

Helen Shik

Principal

Shik Communications LLC

Helen@ShikCommunications.com